Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
First Quarter Pre-tax Loss of $27.7 million

COCONUT CREEK, FL — May 9, 2022 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported first quarter total revenues of $68.8 million. For the three months ended March 31, 2022, aggregate lease rent and maintenance reserve revenues were $53.0 million and spare parts and equipment sales were $6.6 million. The Company reported increased total revenues in the first quarter when compared to the prior year period, primarily due to an increase in lease rent revenue and short-term maintenance revenue. Quarterly performance was negatively impacted by the effects of the Russian military action in Ukraine and related sanctions. In the first quarter, the Company recorded a $20.4 million impairment on two engines located in Russia, which are expected to be unrecoverable, and wrote down $0.9 million of receivables associated with Russian leases. Furthermore, through its joint venture Willis Mitsui & Company Engine Support Limited (“WMES”), the Company recorded an additional net impairment of $2.4 million, presented through loss from joint ventures, for one engine located in Russia, which is also expected to be unrecoverable.

“The recent events in Ukraine are tragic, and have impacted us commercially through asset seizures in Russia.” said Austin C. Willis, CEO. “However, proactive measures were taken early on to reduce exposure and recover assets, helping to mitigate potentially greater impairments.”

“One-time book losses from the impairment of assets in Russia overwhelmed our income statement in the first quarter, but the Company’s core operating business has continued to improve as recovery from the pandemic continues,” said Brian R. Hole, President. “Our customers are flying, in some cases, above pre-pandemic levels and we are working hard to make sure they have whatever support they need to continue that trend”

First Quarter 2022 Highlights (at or for the periods ended March 31, 2022, as compared to March 31, 2021, and December 31, 2021):

•Lease rent revenue increased by $6.6 million, or 21.0%, to $38.1 million in the first quarter of 2022, compared to $31.5 million in the same quarter of 2021, primarily reflecting an increase in the number of engines placed on lease. This increase was partly offset by a $0.3 million reduction in lease rent revenue associated with Russian leases which was determined to be uncollectible as of March 31, 2022.
•Maintenance reserve revenue was $14.8 million in the first quarter of 2022, a decrease of 25.1% compared to $19.8 million in the same quarter of 2021.
•The decline in maintenance revenue was primarily influenced by lower long-term maintenance revenue reflective of fewer engines returning off lease as compared to the prior year period.
•Short-term maintenance reserve revenue, which results from usage of the assets we have on short-term lease, and is a proxy for how much our engines are flying, was $6.6 million in the first quarter of 2022, compared to $2.7 million in the prior year period. Short-term maintenance reserve revenue was negatively impacted by $0.6 million related to Russian lessees, which was determined to be uncollectible as of March 31, 2022.
•Spare parts and equipment sales increased to $6.6 million in the first quarter of 2022, compared to $4.6 million in the first quarter of 2021. The increase in spare parts sales was driven by improved industry wide demand compared to the prior year period.
•Gain on sale of leased equipment was $2.3 million in the first quarter of 2022 reflecting the sale of five engines and other parts and equipment. There was no gain on sale of leased equipment in the first quarter of 2021.

•Other revenue increased by $1.7 million, to $6.9 million in the first quarter of 2022, from $5.2 million in the first quarter of 2021, primarily reflecting increased service revenue.
•Write-down of equipment was $21.1 million for the first quarter of 2022, primarily reflecting the impairment of two engines located in Russia due to the Russian military action in Ukraine and were expected to be unrecoverable as of March 31, 2022, compared to a write-down of $1.9 million for the first quarter of 2021, reflecting the write-down of one airframe.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at March 31, 2022 and 2021 was $2,065.7 million and $2,085.4 million, respectively, a decrease of 1% year-over-year.
•Income tax benefit was $6.5 million for the three months ended March 31, 2022 compared to $0.4 million for the three months ended March 31, 2021. The effective tax rate for the first quarter of 2022 was 23.5% compared to 21.2% in the prior year period. The Company's effective tax rates differed from the U.S. federal statutory rate of 21% largely due to executive compensation as defined in IRS code Section 162(m) and a discrete item recorded in the first quarter of 2022.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, was $2,395.2 million at March 31, 2022. As of March 31, 2022, the Company also managed 349 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $420 million of undrawn revolver capacity at March 31, 2022.
•During the first quarter of 2022, the Company repurchased a total of 52,780 shares of common stock for approximately $1.8 million at a weighted average price of $34.86 per share.
•Diluted weighted average loss per common share was $(3.70) for the first quarter of 2022, compared to $(0.36) in the first quarter of 2021.
•Book value per diluted weighted average common share outstanding increased to $62.34 at March 31, 2022, compared to $59.23 at December 31, 2021.

Balance Sheet

As of March 31, 2022, $1.951 billion of equipment held in our operating lease portfolio and $114.3 million of notes receivable represented 298 engines, twelve aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2021, the Company had $1.991 billion equipment held for operating lease portfolio and $115.5 million notes receivable which represented 304 engines, twelve aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021	% Change
REVENUE
Lease rent revenue	$38,125	$31,520	21.0%
Maintenance reserve revenue	14,834	19,812	(25.1)%
Spare parts and equipment sales	6,630	4,566	45.2%
Gain on sale of leased equipment	2,298	—	N/A
Other revenue	6,930	5,227	32.6%
Total revenue	68,817	61,125	12.6%

EXPENSES
Depreciation and amortization expense	21,809	24,141	(9.7)%
Cost of spare parts and equipment sales	4,862	3,809	27.6%
Write-down of equipment	21,117	1,867	1,031.1%
General and administrative	23,605	16,151	46.2%
Technical expense	5,646	1,310	331.0%
Net finance costs:
Interest expense	16,883	15,019	12.4%
Total net finance costs	16,883	15,019	12.4%
Total expenses	93,922	62,297	50.8%

Loss from operations	(25,105)	(1,172)	2,042.1%
Loss from joint ventures	(2,616)	(519)	404.0%
Loss before income taxes	(27,721)	(1,691)	1,539.3%
Income tax benefit	(6,520)	(359)	1,716.2%
Net loss	(21,201)	(1,332)	1,491.7%
Preferred stock dividends	801	801	—%
Accretion of preferred stock issuance costs	21	21	—%
Net loss attributable to common shareholders	$(22,023)	$(2,154)	922.4%

Basic weighted average loss per common share	$(3.70)	$(0.36)
Diluted weighted average loss per common share	$(3.70)	$(0.36)

Basic weighted average common shares outstanding	5,951	5,995
Diluted weighted average common shares outstanding	5,951	5,995

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$14,105	$14,329
Restricted cash	68,875	81,312
Equipment held for operating lease, less accumulated depreciation	1,951,448	1,991,368
Maintenance rights	22,511	22,511
Equipment held for sale	10,873	6,952
Receivables, net of allowances	42,598	39,623
Spare parts inventory	47,654	50,959
Investments	54,454	55,927
Property, equipment & furnishings, less accumulated depreciation	31,267	31,327
Intangible assets, net	1,173	1,188
Notes receivable	114,253	115,456
Other assets	70,715	51,975
Total assets	$2,429,926	$2,462,927

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$32,358	$26,858
Deferred income taxes	121,398	124,332
Debt obligations	1,759,126	1,790,264
Maintenance reserves	67,762	65,976
Security deposits	18,321	19,349
Unearned revenue	10,128	10,458
Total liabilities	2,009,093	2,037,237

Redeemable preferred stock ($0.01 par value)	49,826	49,805

Shareholders’ equity:
Common stock ($0.01 par value)	65	65
Paid-in capital in excess of par	18,353	15,401
Retained earnings	333,365	355,388
Accumulated other comprehensive income, net of tax	19,224	5,031
Total shareholders’ equity	371,007	375,885
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,429,926	$2,462,927